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                                                                     Exhibit 5.1


                      [Letterhead of Cooley Godward LLP]

April 7, 2000

Exelixis, Inc.
260 Littlefield Avenue
South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exelixis, Inc., (the "Company"), of a Registration Statement on Form S-1, as amended (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"), covering an underwritten public offering of up to 9,100,000 shares (and an additional 1,365,000 shares of Common Stock for which the underwriters have been granted an over-allotment option) of the Company's Common Stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, and the Company's Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and (ii) assumed that the shares of Common Stock will be sold by the underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Validity of the Common Stock" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Robert L. Jones
   ---------------------------------
     Robert L. Jones